Exhibit 10.11

2585 Augustine Drive, Suite 100

Santa Clara, CA 95054

Phone: (408) 855-9200

Fax: (408) 855-9201

www.easic.com

April 25, 2008

Mr. Ranko Šćepanović

Dear Ranko,

It gives us great pleasure to invite you to join eASIC (the “Company”) as a full time employee. This letter agreement (the “Agreement”) sets forth the basic terms and conditions of your employment. Such employment shall begin May 19th, 2008. By signing this letter, you will be agreeing to these terms. You will be entitled to all Company employee benefits consistent with the Company’s plans.

1. Compensation (Salary; Incentive). You will be paid an annual base salary of $250,000 (payable in accordance with the Company’s usual payroll practice), which covers all hours worked.

2. Duties. You have been appointed by the Company to serve as its Senior Vice President of Advanced Technology. Your duties, responsibilities and authority are those as are appropriate to such position. Throughout the term of your employment, you will devote on a full-time basis such business time and energies to the business and affairs of the Company as needed to carry out your duties and responsibilities as Senior VP of Advanced Technology. You will be reporting to Ronnie Vasishta, Chief Executive Officer.

As an exempt employee, you are required to exercise your specialized expertise, independent judgment and discretion to provide high-quality services. You are required to follow written office policies and procedures adopted from time to time by the Company. You will also be required to provide the Company with an I-9 form and satisfactory documentation confirming your right to work in the United States.

3. Proprietary Information Agreement. You will be required to sign the Company’s standard Proprietary Information and Invention Agreement (the “PIIA”), which is incorporated herein by reference.

4. Stock Options. Subject to approval by the Board, you will be granted an option to purchase Company common stock on the terms and conditions set forth below.

a. You will be granted an option to purchase shares of Company common stock at an exercise price equal to the fair market value on the date of grant, as determined by the Board, with the number of shares calculated to equal 1.1% of the fully diluted equity of the Company calculated based on the total outstanding shares after the closing of the Series F round of financing, which is equivalent to 1,448,589 shares, and with the vesting to start from the commencement of your employment with the Company. This option will be immediately exercisable, subject to the Company’s right of repurchase over any unvested shares. Twenty-five percent of the Shares shall vest upon your completion of one year of continuous service from your start date, and the remaining shares shall vest each month of continuous service thereafter over the next three years. The Shares will continue to vest only so long as you continue to be employed by the Company. The option will be an incentive stock option to the maximum extent allowed by applicable law and will be subject to the terms of the Stock Option Agreement between you and the Company.

b. In the event of (i) your involuntary termination by the Company without Cause or (ii) your voluntary termination for Good Reason, in either case occurring after a Change in Control but not later than twelve months following a Change in Control, and subject to your execution of a general release of claims in favor of the Company and its officers, directors, shareholders, employees, agents and successors, you will receive vesting acceleration of 50% of the then unvested options.

5. Definitions. For purposes of this agreement, the following definitions shall apply:

“Change in Control” means; (i) the acquisition of the Company by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation but excluding any merger effected exclusively for the purpose of changing the domicile of the Company) if as a result of such transaction or series of related transactions the shareholders of the Company prior to the commencement of the transaction or transactions own less than thirty percent (30%) of the voting shares of the entity surviving such transaction or transactions; (ii) the sale, transfer or other disposition of all or substantially all assets of the Company; or (iii) a sale of all or substantially all of the capital stock of the Company;

“Cause” means (i) your conviction or plea of nolo contendere to a felony or other intentional misconduct that, in the reasonable and good faith determination of the Board of Directors, (A) makes it impracticable for you to discharge substantially all of your duties as an officer of the Company, or (B) has a deleterious effect on the Company’s reputation in its market or in the financial community, (ii) you commit gross negligence or intentional misconduct (including, without limitation, embezzlement, fraud or dishonesty) that is materially injurious to the Company, or (iii) you violate in a material respect your employment duties (including, but not limited to, (A) a willful or grossly negligent act by you constituting a material breach of the PIIA or (B) your failure to substantially perform your duties as an employee of the Company consistent with your title and duties and you do not cure such violation within fifteen (15) calendar days after receiving written notice from the Company detailing the specific actions of such failure to perform and the specific actions necessary for you to cure such failure to perform.

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“Good Reason” means your resignation of employment with the Company as a result of any action by the Company (or its successor or acquirer) which, without your written consent, (i) substantially reduces the amount of your then annual base compensation, except for a general reduction that applies proportionally to similarly situated employees, or (ii) unilaterally and substantially changes your title and duties; provided, however, that the unilateral change by the surviving or acquiring entity (or its parent) in your title and duties to a position that is substantially comparable in salary and responsibility to your current position shall not constitute “Good Reason”, or (iii) relocation of your principal place of employment by more than twenty-five (25) miles, or (iv) a successor entity’s failure to assume this Agreement, or (v) any material breach by the Company of any material provision of any agreement between you and the Company and the Company does not cure such breach within fifteen (15) calendar days after receiving written notice from you detailing the specific breach and the specific actions necessary for the Company to cure such failure to perform.

6. At-Will Employment. Your continued employment with the Company is at the Company’s sole discretion (in legal terms, this means that your employment is “at-will”). In other words, either you or the Company can terminate your employment at any time and for any reason, with or without cause and with or without notice, and without thereby incurring any liability except as agreed upon under this agreement, and subject to the conditions set forth herein. Your at will employment is not subject to change or modification of any kind except if in writing and signed by the Chief Executive Officer of the Company.

7. Dispute Resolution.

a. The Company and you mutually agree that any dispute or controversy arising out of, relating to, or in connection with this Agreement, or the interpretation, validity, construction, performance, breach, or termination thereof, shall be settled by binding arbitration to be held in Santa Clara County, California in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association (the “Rules”); provided, however, that any violation of the Proprietary Information and Invention Agreement that may be immediately enjoined or restricted by court order shall be submitted for the possible granting of immediate temporary or permanent equitable relief to the state courts of California for the County of Santa Clara. Subject to the foregoing, the arbitrator may grant additional injunctions or other relief in such dispute or controversy. The decision of the arbitrator will be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction.

b. The arbitrator(s) (and if applicable under the PIIA the courts) will apply California law to the merits of any dispute or claim, without reference to rules of conflicts of law. The arbitration proceedings will be governed by the Rules without reference to any other arbitration standards. You hereby consent to the personal jurisdiction of the state and federal courts located in Santa Clara County, California for any action or proceeding arising from or relating to this Agreement or relating to any arbitration in which the parties are participants.

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c. Costs. You and the Company will share the costs of arbitration equally, except that the Company will bear the cost of the arbitrator’s fee and any other type of expense or cost that you would not be required to bear if you were to bring the dispute or claim in court. Both you and the Company will be responsible for their own attorney’s fees, and the arbitrator may not award attorneys’ fees unless a statute or contract at issue specifically authorizes such an award.

d. YOU HAVE READ AND UNDERSTAND THIS SECTION 7, WHICH DISCUSSES ARBITRATION. YOU UNDERSTAND THAT BY SIGNING THIS AGREEMENT, YOU AGREE TO SUBMIT ANY CLAIMS ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH THIS AGREEMENT, OR THE INTERPRETATION, VALIDITY, CONSTRUCTION, PERFORMANCE, BREACH OR TERMINATION THEREOF TO BINDING ARBITRATION, AND THAT THIS ARBITRATION CLAUSE CONSTITUTES A WAIVER OF YOUR RIGHT TO A JURY TRIAL AND RELATES TO THE RESOLUTION OF ALL DISPUTES RELATING TO ALL ASPECTS OF THE EMPLOYER/EMPLOYEE RELATIONSHIP, INCLUDING BUT NOT LIMITED TO, DISCRIMINATION CLAIMS (WITH THE VERY NARROW EXCLUSION SET FORTH ABOVE OF POSSIBLE COURT IMPOSED TEMPORARY RESTRAINING ORDERS OR PRELIMINARY OR FINAL INJUNCTIONS REGARDING YOUR BREACH OF THE PROPRIETARY INFORMATION AND INVENTION AGREEMENT).

8. Integrated Agreement. This agreement (together with the PIIA, any stock option agreements and related documents, including the equity compensation plan pursuant to which such options are granted) supersedes any prior agreements, representation or promises of any kind, whether written, oral, express or implied between you and the Company with respect to the subject matters herein and constitutes the full, complete and exclusive agreement between you and the Company with respect to the subject matters in this Agreement.

9. Miscellaneous. No provision of this Agreement may be amended or waived unless such amendment or waiver is agreed to by you and the Board in writing. No waiver by you or by the Company of the breach of any condition or provision of this Agreement will be deemed a waiver of a similar or dissimilar provision or condition at the same or any prior or subsequent time. In the event any portion of this Agreement is determined to be invalid or unenforceable for any reason, the remaining portions shall be unaffected thereby and will remain in full force and effect to the fullest extent permitted by law. All matters relating to the interpretation or enforcement of this Agreement shall be governed by California law, without regard to its choice of law provisions.

10. Absence of Conflicts. You represent that your performance of your duties under this agreement will not breach any other agreement as to which you are a party.

11. Successors. This Agreement is binding on and may be enforced by the Company and its successors and assigns and is binding on and may be enforced by you and your heirs and legal representatives. Any successor to the Company or substantially all of its business (whether by purchase, merger, consolidation or otherwise) will in advance

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assume in writing and be bound by all of the Company’s obligations under this agreement.

12. Notices. Notices hereunder must be in writing and will be deemed to have been given when personally delivered or two days after mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. Mailed notices to you will be addressed to you at the home address that you have most recently communicated to the Company in writing. Notices to the Company will be addressed to its Chief Executive Officer at the Company’s corporate headquarters.

13. Acknowledgment. You acknowledge that you had the opportunity to discuss this Agreement with and obtain advice from legal counsel, you had sufficient time to, and have carefully read and fully understand all the provisions of this Agreement, and you are knowingly and voluntarily entering into this Agreement.

eASIC intends to be the technology leader in the Structured ASIC, Configurable Logic, and FPGA segments of the IC design implementation and manufacturing market and hopes that you will join us in this mission. To facilitate matters, we would appreciate if you would indicate your acceptance of this offer by signing below and returning a copy to us by May 1st, 2008. The other copy is for your records. If you have any questions about this letter or your offer, please do not hesitate to contact me.

Sincerely,

/s/ Ronnie Vasishta

Ronnie Vasishta

Chief Executive Officer

I agree to the terms of employment set in this Agreement.

/s/ Ranko Šćepanović	4-29-08
Ranko Šćepanović	Date

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